Exhibit 23.7

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Ovintiv Inc. on Form S-3 of our reports dated April 14, 2023, relating to:

•	the combined financial statements of Black Swan Permian, LLC and Black Swan Operating, LLC; and

•	the statements of revenues and direct operating expenses of certain oil and gas properties of 1025 Investments, LLC acquired by Ovintiv USA Inc.

which appear in Ovintiv Inc.’s Current Report on Form 8-K dated May 12, 2023.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Dallas, TX
July 27, 2023